Exhibit 10.22

Katy Industries, Inc.
Director Compensation Arrangements

1.	Retainer

a.	Each director earns a $10,000 annual retainer.

b.	Each director earns the cash equivalent of 2,000 shares of the Company’s common stock at the closing stock price the day prior to the annual meeting.

c.	The chair of the Compensation Committee and the chair of the Audit Committee each earn an additional $6,000 annual retainer.

2.	Meeting Fees

a.	Each director earns $2,500 for each full meeting of the board of directors he or she attends in person and $1,000 for each full meeting of the board of directors he or she attends telephonically.

b.	Each director earns $1,000 for each full committee meeting of the board of directors he or she attends in person and $500 for each full committee meeting of the board of directors he or she attends telephonically.

3.	Stock Appreciation Rights

a.	Each director receives an annual stock appreciation right (SAR) grant of 2,000 stock appreciation rights at the May meeting of the board of directors each year. The exercise price is the fair market value on the date of grant. The director may exercise these stock appreciation rights at any time during the ten years from the date of grant.

4.	Meeting Expenses

a.	Katy reimburses directors for their expenses incurred in attending meetings of the board of director and committee meetings of the board of directors.

5.	Deferred Compensation Plan

a.	Each director may defer directors’ fees, retainers and other compensation paid for services as a director until the later of the director’s attainment of age 62 or ceasing to be a director. Each director has 30 days before the beginning of a Plan Year (as defined in the Directors’ Deferred Compensation Plan) in which to elect to participate in the Directors’ Deferred Compensation Plan. Directors may invest these amounts in one or more investment alternatives offered by Katy. Directors may elect to receive distributions of deferred amounts in a lump sum or five annual installments.

Note:  Class II directors and those directors that are also officers do not receive the compensation described in this section for their service on the Board of Directors.